FOR IMMEDIATE RELEASE            CONTACT: Steve Iaco
                                          Director, Corporate Communications
                                          Insignia Financial Group, Inc.
                                          (212) 984-6535


        INSIGNIA FINANCIAL GROUP ACQUIRES RIGHTS TO SERVICE 4 MILLION SQ.

                 FT. CHICAGO AREA PORTFOLIO FROM COHEN FINANCIAL

   Acquisition Accelerates Growth of Insignia's Midwest Management Portfolio; Allows Cohen to Focus on Expansion of Its Core Investment Banking Operations


     Greenville, South Carolina., January 8, 1998 -- Insignia Financial Group, Inc. (NYSE: IFS) today announced that it has acquired the rights to perform property management, leasing and construction supervision services for 4.1 million sq. ft. of commercial real estate located primarily in the greater Chicago area. The rights have been acquired from Cohen Financial for an undisclosed price.

     Cohen, a Chicago-based real estate investment banking firm, has out-sourced the management of its properties in order to focus on its core business of serving the needs of users and providers of real estate capital through its principal, agency and advisory operations. During 1997, the firm completed in excess of $1.2 billion of capital markets transactions and has been responsible for in excess of $800 million of advisory-related assignments.

     The Cohen acquisition further extends Insignia's growing reach in the commercial real estate market in Chicago. The company first entered this market in March when it acquired Frain, Camins & Swartchild (now operating as Insignia/FC&S), a leading local brokerage and management company. The Chicago-area property services portfolio has grown significantly, with new assignments totaling more than 7 million sq. ft.

     Insignia/FC&S's property services portfolio now totals in excess of 16 million sq. ft., ranking the firm among the largest property service providers in the Chicago area.

     The Cohen portfolio consists of properties either owned or controlled by Cohen, its managed funds or affiliates, as well as those owned by major institutions for whom Insignia will provide services on a third-party basis. The portfolio includes industrial real estate, office buildings and retail centers.

     "We have become the service provider of choice in the Chicago area," said Harvey Camins, president of Insignia/FC&S. "Property owners are turning to us increasingly due to our knowledge of the local market, strong technical skills and close compatibility with the other Insignia offices around the country."

     The Cohen acquisition also enhances Insignia's position in industrial real estate, a segment that has been targeted for significant expansion. Insignia now manages more than 6 million sq. ft. of industrial space in Chicago and more than 40 million sq. ft. in the U.S. The firm is also one of the area's leading industrial brokers, having consummated industrial sales and leasing transactions in Chicago totaling in excess of 10 million sq. ft. during 1997.

     "The Cohen transaction enables us to cement our relationship with key institutional clients that Insignia currently services in other regions of the country, and strengthen our ties with Cohen Financial, one of the leading investors in the Chicago marketplace," Mr. Camins added.

     "This transaction is consistent with our objectives of concentrating our firm's resources in the principal, agency and advisory activities of our business," said Jack Cohen, president of Cohen Financial. "These have been high-growth components of our overall business, and we are focused on even stronger growth in the future. We were looking for a quality firm that could assume the responsibility for operating our properties on a day-to-day basis, and believe we've found that firm in Insignia."

     Cohen Financial is a Chicago-based real estate investment banking firm specializing in serving the needs of users and providers of real estate capital nationwide. Through its principal, agency and advisory operations, the firm engages in debt and equity placement, direct investment, investment management, investment brokerage, strategic agency and transaction advisory services, asset management and loan administration.

     Certain items discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 (the "Reform Act") and as such, may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements, including a change in the climate for acquisitions the Company has been making, a downturn in the projected business of the acquired portfolio or the Company's other business units. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

     Insignia Financial Group, Inc. is a fully-integrated real estate services company based in Greenville, SC. Insignia is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. Since commencing operations in December 1990, Insignia has grown to provide property and/or asset management services for approximately 2,600 properties, including approximately 290,000 residential units and 160 million sq. ft. of commercial space, in over 500 cities in 48 states and overseas.